EXHIBIT 21.1

LIST OF SUBSIDIARIES

Subsidiary	Location
Compression Labs, Inc.	Delaware
Forgent Networks Canada, Inc.	Canada
VTEL Australia, PTY LTD	Australia
CLI NV Belgium	Belgium
VTEL Germany, GmbH	Germany
VTEL Europe, LTD	United Kingdom